                                                                    EXHIBIT 12.1

                       Eagle Family Foods Holdings, Inc.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                             Fifty-Two        Fifty-Three        One Hundred
                                                            Week Period       Week Period      Fifty-Five Day
                                                               Ended             Ended          Period Ended
                                                           July 1, 2000      July 3, 1999       June 27, 1998
                                                          --------------    --------------    ---------------
Adjusted Earnings
Loss before income taxes...............................   $      (20,358)   $      (22,170)   $       (40,702)(b)
Portion of rent representative of interest.............              277               216                 60
Interest on indebtedness...............................           31,907            27,793             11,571
                                                          --------------    --------------    ---------------
     Total earnings (loss) as adjusted.................           11,826             5,839            (29,071)
                                                          --------------    --------------    ---------------
Fixed Charges
Portion of rent representative of interest.............              277               216                 60
Interest on indebtedness...............................           31,907            27,793             11,571
                                                          --------------    --------------    ---------------
  Total fixed charges..................................           32,184            28,009             11,631
                                                          --------------    --------------    ---------------
Deficiency of earnings.................................   $      (20,358)   $      (22,170)   $       (40,702)
                                                          ==============    ==============    ===============
Ratio of earnings to fixed charges (a).................               --                --                 --
                                                          ==============    ==============    ===============


(a) As earnings for the fifty-two week period ended July 1, 2000, the fifty-three week period ended July 3, 1999 and the one hundred fifty-five day period ended June 27, 1998 were inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $20.4 million, $22.2 million and $40.7 million, respectively.

(b) Reflects the nonrecurring in-process research and development write-off of $23.9 million.